4
1
<SROS>NYSE
<REPORTING-OWNER>
  000912893
  qe*hp8sg
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  CenterPoint Properties Trust
  0000912893
  <IRS-NUMBER>36-3910279
</SUBJECT-COMPANY>
<PERIOD>03/07/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Mullen, Michael M.
   1808 Swift Road


   Oak Brook, IL  60523
2. Issuer Name and Ticker or Trading Symbol
   CenterPoint Properties Trust (CNT)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   03/07/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President/COO/ Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  03/07/03    A        9,816         A  $56.3000     94,101         D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $56.3000        03/07/03       A         6,377                             03/07/04     03/07/13
to buy)
Incentive Stock Option (right  $56.3000        03/07/03       A         6,376                             03/07/05     03/07/13
to buy)
Incentive Stock Option (right  $56.3000        03/07/03       A         6,376                             03/07/06     03/07/13
to buy)
Incentive Stock Option (right  $56.3000        03/07/03       A         6,376                             03/07/07     03/07/13
to buy)
Incentive Stock Option (right  $56.3000        03/07/03       A         6,376                             03/07/08     03/07/13
to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  03/07/03  Common Stock                   6,377         $56.3000                  D   Direct
to buy)
Incentive Stock Option (right  03/07/03  Common Stock                   6,376         $56.3000                  D   Direct
to buy)
Incentive Stock Option (right  03/07/03  Common Stock                   6,376         $56.3000                  D   Direct
to buy)
Incentive Stock Option (right  03/07/03  Common Stock                   6,376         $56.3000                  D   Direct
to buy)
Incentive Stock Option (right  03/07/03  Common Stock                   6,376         $56.3000    31,881        D   Direct
to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Mullen, Michael M.
DATE 03/10/03